Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY TO ACQUIRE

VALE FERTILIZANTES FOR $2.5 BILLION

Creates the leading fertilizer company in Brazil

Expected to be accretive in 2018

PLYMOUTH, MN, December 19, 2016 – The Mosaic Company (NYSE: MOS) today announced it has agreed to acquire from Vale S.A. its Vale Fertilizantes business for an aggregate purchase price valued at $2.5 billion. Vale will have the potential to earn an additional amount of up to $260 million to be paid in cash over the two-year period following closing if certain financial metrics are achieved. Upon closing the acquisition, Mosaic expects to become the leading fertilizer production and distribution company in Brazil, one of the world’s preeminent agricultural markets.

“This acquisition provides Mosaic a tremendous opportunity to capitalize on the fast-growing Brazilian agricultural market and from improving business conditions,” said President and CEO Joc O’Rourke. “We see this as an ideal strategic fit for Mosaic. We have proven expertise in phosphate mining and manufacturing, a strong record of successful acquisition integration, and extensive relationships and experience in Brazil.”

Mosaic intends to fund the acquisition with $1.25 billion in cash, which the company plans to raise through the issuance of debt, and approximately 42.3 million shares of its common stock. The shares of Mosaic common stock to be issued to Vale at closing are expected to represent approximately 11 percent of Mosaic’s outstanding shares.

The acquisition is expected to be accretive to Mosaic’s earnings per share in 2018, generate over $80 million of after-tax synergies and provide substantial leverage to improvements in the crop nutrient business cycle.

The business to be acquired currently has capacity to produce 4.8 million tonnes of finished phosphate crop nutrients and 500,000 tonnes of potash. It includes five Brazilian phosphate rock mines and four chemical and fertilizer production facilities, as well as one potash facility in Brazil. Through the acquisition, Mosaic also will acquire Vale’s 40 percent economic interest in the Miski Mayo phosphate mine in Peru, and its potash project at Kronau, Saskatchewan, Canada. Mosaic has the option to include the Rio Colorado, Argentina potash project at closing as part of the transaction. The inclusion of the Rio Colorado potash project in the transaction is subject to Mosaic’s agreement following appropriate diligence. The transaction excludes Vale’s Cubatão-based nitrogen and non-integrated phosphate business, which is required to be carved out of Vale Fertilizantes prior to closing.

“Mosaic has agreed to acquire high-quality and complementary assets in a powerhouse agricultural center that have significant cost advantages at an attractive valuation,” said Rich Mack, Executive Vice President and Chief Financial Officer. “We expect this transaction to be both accretive to earnings and cash flow positive, and we will continue our focus on maintaining a solid investment grade credit rating.

“As commodity and crop nutrition markets improve, Mosaic will have the ability to meaningfully outperform our competition and generate shareholder value. Vale will be a valued minority shareholder and partner who will bring significant Brazilian expertise that we believe will benefit Mosaic in the years ahead.”

Mosaic’s combined fertilizer business in Brazil will be led by Rick McLellan, currently Mosaic’s Senior Vice President, Commercial. Mr. McLellan led the fertilizer business in Brazil when Mosaic was formed in 2004.

“I am excited at the prospect of leading Mosaic’s vastly expanding business in Brazil,” said Mr. McLellan. “This will be an ideal time for us to grow in the region, with the strong Brazilian farm economy and growers across the country working to deliver higher crop yields.”

Following the closing, Vale will have the right to designate up to two individuals, one of which must be independent, for nomination to Mosaic’s Board of Directors as long as it continues to meet certain ownership thresholds. Subject to limited exceptions, the Mosaic shares to be issued to Vale may not be transferred for two years following the closing, after which time Vale will have customary registration rights. In connection with its minority interest, Vale has agreed to certain stand-still and lockup obligations, and to certain voting agreements.

The transaction is subject to receipt of regulatory approvals and satisfaction of closing conditions, including the completion of the carve-out of the Cubatão-based production facilities from Vale Fertilizantes, and is expected to close in late 2017.

The acquisition will add approximately 8,000 employees, bringing Mosaic’s global headcount to approximately 17,000.

Mosaic expects that its U.S. phosphate production facilities will continue to operate at high rates in order to meet strong and growing global demand. The company’s premium MicroEssentials® products are also expected to continue to be produced exclusively in the U.S., and Brazil is expected to remain a key market for MicroEssentials.

J.P. Morgan Securities and UBS Investment Bank served as financial advisors to Mosaic, and Simpson Thacher & Bartlett LLP and Lobo & de Rizzo Advogados acted as legal counsel to Mosaic.

The company will host a conference call to discuss the acquisition at 8:00 a.m. Central Time today, December 19, 2016. The call will be accessible through a webcast at www.mosaicco.com/investors or by calling 877-608-0554 (U.S.) or 678-825-8336 (international). The conference ID is 41856495. Presentation slides to be used on the call are also available on the website. Messrs. O’Rourke and Mack will lead the discussion.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our proposed acquisition of the global phosphate and potash operations of Vale S.A. (“Vale”) conducted through Vale Fertilizantes S.A. (the “Transaction”) and the anticipated benefits and synergies of the proposed Transaction, other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed Transaction may be delayed or may not occur, including delays or risks arising from any inability to obtain governmental approvals of the Transaction on the proposed terms and schedule, any inability of Vale to achieve certain other specified regulatory and operational milestones or to successfully complete the transfer of the Cubatão business to Vale and its affiliates in a timely manner, and the ability to satisfy any of the other closing conditions; our ability to secure financing, or financing on satisfactory terms and in amounts sufficient to fund the cash portion of the purchase price without the need for additional funds from other liquidity sources; difficulties with realization of the benefits of the proposed Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, the ability of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###